Rule 424 (b) (3)
Registration No. 333-51306
CUSIP #: 63743HCX8

PRICING SUPPLEMENT NO. 2811 DATED JANUARY 31, 2001
TO PROSPECTUS SUPPLEMENTAL DATED January 22, 2001
AND BASE PROSPECTUS DATED December 15, 2000

Issuer:	National Rural Utilities CFC
Principal Amount:	$158,000,000.00
Issue Price:	100% of Principal Amount
Original Issue Date:	02/05/01
Maturity Date:	02/05/02
Interest Rate:	5.10% per annum
Record Date(s):	January 21, 2002
Interest Payment Date(s):	At Maturity
Redeemable Date:	None
Day Count Basis:	Actual/360
Agents Commission:	0.050%
Agent(s):	Banc of America Securities LLC
Lehman Brothers
JP Morgan
Capacity:	Agent
Form of Note:	Book-Entry
(Book-Entry or Certificated)
Other Terms:	None

Medium-Term Notes, Series C may be issued by CFC in an aggregate principal amount of up to $10,050,000,000 and, to date, including this offering, an aggregate of $7,409,851,000 Series C have been issued.